JOY GLOBAL INC.

News Release

Contacts:

At the Company:	At Financial Relations Board:
Sara Leuchter Wilkins	George Zagoudis
Vice President, Investor Relations	Analyst Contact
and Corporate Communications	312-640-6663
414-319-8513

JOY GLOBAL INC. ANNOUNCES THE ACQUISITION OF WUXI SHENGDA

Milwaukee, WI – August 28, 2008 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today announced that China Mining Machinery, the Company’s wholly-owned subsidiary, has entered into a definitive agreement to acquire 100% of the outstanding shares of Wuxi Shengda, a Chinese manufacturer of longwall shearing machines, for $22.0 million, excluding closing costs. Wuxi Shengda primarily serves the markets for provincial mining companies and employs approximately 450 at its facility in Wuxi, China. Completion of the transaction is subject to the receipt of necessary regulatory approvals and other customary closing conditions and is expected to occur during the fourth calendar quarter of 2008.

Mike Sutherlin, president and chief executive officer of Joy Global Inc., said, “The acquisition of Wuxi Shengda provides us with a foothold in the China market for domestic equipment and will allow us to better serve that country’s local and regional mining industry.”

“We see opportunities to grow revenues and margins at Wuxi Shengda by enhancing its existing product offering through newer shearer technology, improving operational efficiencies and establishing our service/aftermarket capabilities,” commented Ted Doheny, president of Joy Mining Machinery, Joy Global’s underground mining business.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in manufacturing, distributing and servicing equipment for surface mining, through its P&H Mining Equipment division; underground mining, through its Joy Mining Machinery division; and bulk material conveyor systems, through its Continental Crushing & Conveying division.

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Joy Global Inc.

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will,” “will be,” and the like are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

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